EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

MARCH 3, 2003


Contacts:    William T. Weyerhaeuser, Chairman
             (253) 272-8336

             JoAnne Coy, Vice President & Marketing Director, Columbia Bank
             (253) 305-1965



               FREDERICK M. GOLDBERG NAMED COLUMBIA BANK DIRECTOR

TACOMA, WASHINGTON -- Frederick M. Goldberg has been appointed a director of Columbia Bank and its parent holding company, Columbia Banking System, Inc. (Nasdaq: COLB).

         A resident of Olympia, Washington since 1964, Mr. Goldberg is a shareholder of SaltChuk Resources, Inc., a diversified maritime holding company based in Seattle, Washington, and is currently a member of its Executive Committee and Chairman of the Audit Committee. He is a managing partner of Goldberg Investments, a personal investment firm. Mr. Goldberg is Chairman of the Board of both Panorama City, a retirement community in Lacey, Washington and of Gibbons Lane Vineyard and Winery in Tenino, Washington. He is also a board member of Pacific Financial Incorporated.

         "We are delighted to welcome Fred Goldberg to our team of board members," said William T. Weyerhaeuser, Chairman of the Board for Columbia. "We are fortunate to have someone with Fred's long-time banking and business experience, combined with his remarkable community service activities."

         Fred Goldberg and his mother Eva were named Philanthropists-of-the-Year for Southwest Washington in 2002. He is currently the chairman of the Olympia Civil Service Commission, a board member for St. Peters Hospital Foundation and the Olympia Roundtable. He was previously president of the Washington State Historical Association, a founding director of the Governors Festival of the Arts, the Washington Center for the Performing Arts and the Thurston County Community Foundation. He has also served as founding president of POSSCA, Patrons of South Sound Cultural Activities.

         Mr. Goldberg has served as founding director and vice president of Washington Independent Bancshares, as director of Key Bank of Washington and Key Corporation, as director and executive committee member for Puget Sound National Bank, and was a founding director of Bank of Olympia.

         Columbia Bank is a Washington state-chartered full-service commercial bank with 36 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. It is wholly owned by Columbia Banking System, Inc. (Nasdaq: COLB), a publicly traded registered bank holding company.




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